Exhibit 10.30

406 W Franklin Street • Richmond, VA 23220 • Phone: +1 (804) 728-3833

E-Mail: amontgomery@CarLotz.com Web: www.CarLotz.com

10/16/2017

John Foley

411 37th Street

Norfolk, VA 23508

Dear John:

Congratulations! CarLotz, Inc. is pleased to offer you employment on the following terms:

1.      Position. You will serve in a full-time capacity as the Director of Sales Operations and report to Aaron Montgomery, COO. By signing this offer letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2.      Compensation. Your starting salary will be $5,769.23 per pay period (equivalent to $150,000 per year), payable in bi-weekly installments in accordance with the Company's standard payroll practices for salaried employees. This compensation will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. You will be entitled to twelve (12) days of paid time off (PTO) per year. You will also be eligible to receive a quarterly bonus of up to $6,250 per quarter (up to $25,000 per year) for meeting defined performance metrics. This position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay for hours actually worked in excess of 40 in a given workweek.

3.      Options. In addition to your cash compensation, you will be granted options representing 1% ownership of the Company over a four-year period (0.25% per year over four years). The options will vest: i) annually over a four-year period or ii) upon a liquidity event, whichever comes first. Any vesting event will only occur if you are still employed by CarLotz. Further details regarding the options are specified in the options grant.

4.      Benefits. You will retain your eligibility for the Company's healthcare program. Further details concerning the Company's benefits program can be found in the Employee Handbook.

5.      Restrictive Covenants. As a condition to your employment with the Company, you are required to sign the Non-Compete, Non-Solicit, and Confidentiality Agreement, a copy of which is attached hereto as Exhibit A.

6.      Period of Employment. Your employment with the Company will be at will, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the at will nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

7.      Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company.

8.     Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

9.      Entire Agreement. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

10.    Amendments and Governing Law. This offer letter may not be amended or modified except by an express written document signed by you and a duly authorized officer of the Company. The terms of this offer letter and the resolution of any disputes will be governed by Virginia law. Venue for any action brought under this agreement shall be in the courts for the County of Chesterfield, Virginia or, if applicable, the U.S. District Court for the Eastern District of Virginia, Richmond Division.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating, both this letter and the Non-Compete, Non-Solicit, and Confidentiality Agreement and returning them to me. Your employment with the company is contingent upon successful completion of applicable reference, driving and background checks, and as required by law, providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

CarLotz, Inc.

By:

/s/ Aaron Montgomery
Aaron Montgomery, Chief Operating Officer

I have read and accept this employment offer:

DocuSigned by:
/s/ John Foley
3D4C5A7BF3BC482

Date:	10/16/2017 9:04 AM EDT

Performance Metrics – Initial Bonus Plan (effective 10/1/2017)

Consolidated Existing 5 Stores (applies only to existing 5 stores):

-Total number of vehicles sold increase of 10% LTM YoY; no single store declines by more than 10%

-Total LTM EBITDA, pre-corporate expenses, of $1.5mm

NON-COMPETE, NON-SOLICIT, AND CONFIDENTIALITY AGREEMENT

THIS NON-COMPETE, NON-SOLICIT, AND CONFIDENTIALITY AGREEMENT ("Agreement") is made as of this 4th day of December, 2014, between Carlotz, Inc., a Delaware Corporation ("Employer"), and John Foley ("Employee").

In consideration of Employee's employment by Employer as memorialized in the offer letter dated December 4, 2014 and referencing this Agreement as Exhibit A thereto, and for other good and valuable consideration, with the intention that this Agreement shall apply to the entire period of Employee's employment with Employer, and for the periods of time thereafter as set forth in more detail below, Employee hereby agrees as follows:

1.            Employment. Employee and Employer acknowledge: that Employee's employment by Employer is "at will" employment and nothing in this Agreement shall in any way affect the "at will" nature. of Employee's employment with Employer. This Agreement is' referenced as Exhibit A to the letter agreement between. Employer and Employee dated December 4, 2014 (the "Letter Agreement").

2.            Non-Competition. Employee specifically agrees that during Employee's employment with Employer and for a period of one (1) year after Employee's employment with Employer ceases, for whatever reason (the "Employment Cessation Date"), or for a period of one (1) year from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that Employee shall not, directly or indirectly, whether as proprietor, stockholder, partner, member officer, consultant, employee or for the benefit of another engage in any Competitive Services (as that term is defined below) within a fifty (50) mile radius of any of Employer's stores in which Employee performed Competitive Services or duties on behalf of Employer. For the purposes of this Agreement, the term Competitive Services shall be defined as those services rendered by Employee dining the term of his employment with Employer including the provision of automotive consignment services.

3.            Non-Solicitation of other Employees. Employee specifically agrees that during Employee's employment with Employer and for a period of one (1) year after the Employment. Cessation Date, Employee shall not, directly or indirectly, whether as proprietor, stockholder, partner, member officer, consultant, employee or for the benefit of another solicit for employment or hire, assist in the solicitation or hiring, induce of influence, or attempt to induce or influence, any person who was an employee, agent, independent contractor, services vendor, partner, officer, or director of the Employer or any of its affiliates, during the one (1) year period preceding the Employment Cessation Date, to terminate his relationship with the Employer or any of its affiliates, or to cease providing services to or on behalf of the Employer or any of its affiliates, as the case may be.

4.            Confidential Information Disclosure Prohibition. Employee acknowledges that, in the course of performing his duties, he has and shall become acquainted and entrusted with certain confidential information and trade secrets, which confidential information includes all information disclosed to Employee, or known to him as a consequence or through his employment with Employer, where such information is not generally known by the public or was regarded as treated as proprietary by the Employer or its affiliates (including, without limitation, customer information, financial data, referral source information, processes relating to the performance and sales of Competitive Services, methods, systems, designs, client records, business plans, or any other non-public information which, if uses, divulged, published or disclosed by Employee would be reasonably likely to provide a competitive advantage to a competitor)(the "Confidential Information). Employee agrees that he shall not cause or allow the Confidential Information to be exposed to unauthorized persons and that he will not, without the prior written consent of Employer, divulge or make any use of such Confidential Information during the term of his employment with Employer or any time thereafter, except as directed by Employer in connection with Employee's job duties and as may be required by law. Employee further agrees to identify for Employer immediately any third party whom Employee knows or discovers to be in possession of such Confidential Information.

5.            Employee Acknowledgement. Employee recognizes that the restrictions contained in this Agreement are of mutual benefit to Employee and Employer and are supported by full and adequate consideration, that the restrictions and covenants set forth in this Agreement are reasonable and necessary for the protection of Employer's legitimate business interest and that Employer will suffer irreparable harm in the event of a breach by Employee of any of the restrictive provisions of this Agreement. Accordingly, the parties agree that in the event of any breach or attempted breach by Employee of any of the restrictive provisions of this Agreement, Employer shall be entitled to institute and prosecute judicial proceedings with respect to such breach, and to recover such costs, expenses, and reasonable attorney's fees as may be incurred by Employer in connection with such proceedings. The parties further recognize that because a remedy at law for any breach or attempted or threatened breach by Employee shall be inadequate, that, in addition to any other relief or damages available, Employer shall be entitled to enjoin Employee, without requirement of bond, from engaging in any conduct in violation of this Agreement and seek any other injunctive or equitable relief as may be appropriate in case of any such breach or attempted breach.

6.            Assignment. This Agreement may be assigned by Employer to a successor entity in the event of a merger or consolidation of the Employer or in connection with the sale of all or substantially all of Employer's business or assets.

7.            Severability and Reformation. The covenants and restrictions of this Agreement shall be severable, and if any of them is held invalid because of its duration, scope of area or activity, or any other reason, the parties agree that such covenant shall be adjusted or modified by the court to the extent necessary to cure that invalidity, and the modified covenant shall thereafter be enforceable as if originally made in this Agreement.

8.            Applicable Law. The parties hereto submit to the jurisdiction of the courts of Virginia with respect to this Agreement and all matters arising hereunder and they agree that venue for resolution of any dispute arising hereunder shall be the appropriate state court within Chesterfield County, Virginia or, if applicable, the U.S. District Court for the Eastern District of Virginia, Richmond Division. Questions with respect to the construction and performance of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws provisions.

9.            Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth in this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by both Employer and Employee. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver or continuing waiver of any other provision hereof. Notwithstanding this paragraph 9 of the Agreement, this Agreement shall be considered an exhibit to the Letter Agreement and therefore neither the Letter Agreement nor this Agreement shall supersede on another. To the extent a conflict arises between the Letter Agreement and this Agreement, the terms of this Agreement shall control for all matters relating to the non-competition, non-solicitation, and confidentiality.

10.           Titles and Headings. Titles and headings to provisions of this Agreement are for the purpose of reference only and shall in no way limit, define or otherwise affect the interpretation or construction of such provisions.

11.          Modification of Agreement. No provision of this Agreement, including the provisions of this paragraph, may be modified, deleted or amended in any manner except by an agreement in writing executed by the parties hereto.

12.           Original Copies. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

John Foley		Carlotz, Inc.

By:	/s/ John W. Foley II	By:	/s/ Aaron Montgomery

Date:	12/5/2014 11:56 AM ET	Its:	Chief Operating Officer

		Date:	December 4, 2014

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